EXHIBIT 99.2

Quarterly Supplemental Information
June 30, 2021

Corporate Headquarters	Institutional Analyst Contact	Investor Relations
5565 Glenridge Connector, Suite 450	Telephone: 770.418.8592	Telephone: 866.354.3485
Atlanta, GA 30342	research.analysts@piedmontreit.com	investor.services@piedmontreit.com
Telephone: 770.418.8800		www.piedmontreit.com

Piedmont Office Realty Trust, Inc.
Quarterly Supplemental Information

Notice to Readers:
Please refer to page 42 for a discussion of important risks related to the business of Piedmont Office Realty Trust, Inc., as well as an investment in its securities, including risks that could cause actual results and events to differ materially from results and events referred to in the forward-looking information. Considering these risks, uncertainties, assumptions, and limitations, the forward-looking statements about leasing, financial operations, leasing prospects, acquisitions, dispositions, etc. contained in this quarterly supplemental information report may differ from actual results.

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. In addition, many of the schedules herein contain rounding to the nearest thousands or millions and, therefore, the schedules may not total due to this rounding convention.
To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this report contains certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI, Property NOI, EBITDAre and Core EBITDA. Definitions and reconciliations of these non-GAAP measures to their most comparable GAAP metrics are included beginning on page 36. Each of the non-GAAP measures included in this report has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this report may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this report from time to time in light of its then existing operations.

Piedmont Office Realty Trust, Inc.
Corporate Data

Piedmont Office Realty Trust, Inc. (also referred to herein as "Piedmont" or the "Company") (NYSE: PDM) is an owner, manager, developer, redeveloper and operator of high-quality, Class A office properties in select submarkets located primarily within seven major Eastern U.S. office markets, with over half of its revenue generated from the Sunbelt. Its geographically-diversified, approximately $5 billion portfolio is comprised of approximately 17 million square feet (as of the date of release of this report). The Company is a fully-integrated, self-managed real estate investment trust ("REIT") with local management offices in each of its markets and is investment-grade rated by Standard & Poor’s and Moody’s. At the end of the second quarter of 2021, approximately 76% of the Company's portfolio was Energy Star certified and approximately 43% was LEED certified. Piedmont is headquartered in Atlanta, GA.

This data supplements the information provided in our reports filed with the Securities and Exchange Commission and should be reviewed in conjunction with such filings.

	As of	As of
	June 30, 2021	December 31, 2020
Number of consolidated in-service office properties (1)	54	54
Rentable square footage (in thousands) (1)	16,435	16,428
Percent leased (2)	85.9%	86.8%
Capitalization (in thousands):
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,676,000	$1,632,610
Equity market capitalization (3)	$2,292,717	$2,009,914
Total market capitalization (3)	$3,968,717	$3,642,524
Total debt / Total market capitalization (3)	42.2%	44.8%
Average net debt to Core EBITDA	5.7 x	5.8 x
Total debt / Total gross assets	34.6%	34.4%
Common stock data:
High closing price during quarter	$20.29	$16.95
Low closing price during quarter	$17.59	$11.42
Closing price of common stock at period end	$18.47	$16.23
Weighted average fully diluted shares outstanding during quarter (in thousands)	124,704	125,544
Shares of common stock issued and outstanding at period end (in thousands)	124,132	123,839
Annual regular dividend per share (4)	$0.84	$0.84
Rating / Outlook:
Standard & Poor's	BBB / Stable	BBB / Stable
Moody's	Baa2 / Stable	Baa2 / Stable
Employees	128	137

(1)	As of June 30, 2021, our consolidated office portfolio consisted of 54 properties (exclusive of one 127,000 square foot property that was out of service for redevelopment, 222 South Orange Avenue in Orlando, FL).
(2)
Calculated as square footage associated with commenced leases plus square footage associated with executed but uncommenced leases for vacant spaces at our in-service properties, divided by total rentable in-service square footage, all as of the relevant date, expressed as a percentage. Please refer to page 24 for additional analyses regarding Piedmont's leased percentage.

(3)	Reflects common stock closing price, shares outstanding and outstanding debt as of the end of the reporting period, as appropriate.
(4)	Total of the regular dividends per share for which record dates occurred over the prior four quarters.

Piedmont Office Realty Trust, Inc.
Investor Information

Corporate
5565 Glenridge Connector, Suite 450
Atlanta, Georgia 30342
770.418.8800
www.piedmontreit.com

Executive Management

C. Brent Smith	Robert E. Bowers	Edward H. Guilbert, III	Christopher A. Kollme
Chief Executive Officer, President	Chief Financial and Administrative Officer	Executive Vice President, Finance,	Executive Vice President,
and Director	and Executive Vice President	Assistant Secretary and Treasurer	Capital & Strategy
Investor Relations Contact

Laura P. Moon	Joseph H. Pangburn	Thomas R. Prescott	Alex Valente
Chief Accounting Officer and	Executive Vice President,	Executive Vice President,	Executive Vice President,
Senior Vice President	Southwest Region	Midwest Region and Co-Head of	Southeast Region
Development

George Wells	Robert K. Wiberg
Chief Operating Officer and	Executive Vice President,
Executive Vice President	Northeast Region and Co-Head of
Development

Board of Directors

Frank C. McDowell	Dale H. Taysom	Kelly H. Barrett	Wesley E. Cantrell
Director, Chair of the Board of Directors,	Director, Vice Chair of the	Director, Chair of the Audit Committee,	Director and Member of the Governance
Chair of the Compensation Committee, and	Board of Directors, and Member of the	and Member of the Governance Committee	and Compensation Committees
Member of the Governance Committee	Audit and Capital Committees

Glenn G. Cohen	Barbara B. Lang	C. Brent Smith	Jeffery L. Swope
Director and Member of the Audit and Capital	Director, Chair of the Governance Committee,	Chief Executive Officer, President	Director, Chair of the Capital
Committees	and Member of the Compensation	and Director	Committee, and Member of the
	Committee		Compensation Committee

Transfer Agent	Corporate Counsel

Computershare	King & Spalding
P.O. Box 30170	1180 Peachtree Street, NE
College Station, TX 77842-3170	Atlanta, GA 30309
Phone: 866.354.3485	Phone: 404.572.4600

Piedmont Office Realty Trust, Inc.
Financial Highlights
As of June 30, 2021

Financial Results (1)

Net income applicable to Piedmont for the quarter ended June 30, 2021 was $9.9 million, or $0.08 per share (diluted), compared to $192.4 million, or $1.52 per share (diluted), for the same quarter in 2020. Net income applicable to Piedmont for the six months ended June 30, 2021 was $19.3 million, or $0.15 per share (diluted), compared to $201.1 million, or $1.59 per share (diluted), for the same period in 2020. The decrease in net income attributable to Piedmont for the three months and the six months ended June 30, 2021 when compared to the same periods in 2020 was principally due to a $191.4 million gain recorded in the second quarter of 2020 attributable to one asset sale. There have been no asset sales thus far in 2021. See the Financing and Capital Activity section below for information on a pending sale as of June 30, 2021.

Funds from operations (FFO) for the quarter ended June 30, 2021 was $60.4 million, or $0.48 per share (diluted), compared to $52.3 million, or $0.41 per share (diluted), for the same quarter in 2020. FFO for the six months ended June 30, 2021 was $120.4 million, or $0.97 per share (diluted), compared to $112.1 million, or $0.89 per share (diluted), for the same period in 2020. The increase in FFO for the three months and the six months ended June 30, 2021 when compared to the same periods in 2020 was principally due to a loss on the early extinguishment of debt recorded in 2020 as a result of the sale of 1901 Market Street in Philadelphia, PA for a significant gain and the repayment of the associated mortgage.

Core funds from operations (Core FFO) for the quarter ended June 30, 2021 was $60.4 million, or $0.48 per share (diluted), compared to $61.6 million, or $0.49 per share (diluted), for the same quarter in 2020. Core FFO for the six months ended June 30, 2021 was $120.4 million, or $0.97 per share (diluted), compared to $121.5 million, or $0.96 per share (diluted), for the same period in 2020. Core FFO for the three months and the six months ended June 30, 2021 was comparable to that of the same periods in 2020. The slight decrease in Core FFO in 2021 when compared to 2020 was primarily attributable to reduced transient parking revenue and lower overall occupancy resulting from the COVID-19 pandemic.

The per share results for 2021 were positively impacted by the repurchase of approximately 2.2 million shares of common stock in 2020 for a total of approximately $30.6 million (before the consideration of transaction costs).

Adjusted funds from operations (AFFO) for the quarter ended June 30, 2021 was $41.7 million, compared to $45.0 million for the same quarter in 2020. AFFO for the six months ended June 30, 2021 was $79.5 million, compared to $63.5 million for the same period in 2020. The decrease in AFFO for the three months ended June 30, 2021 when compared to the same period in 2020 was primarily due to a greater amount of non-incremental capital expenditures in 2021, principally related to the continuing re-stack of the State of New York space and the associated tenant improvements at 60 Broad Street in New York, NY attributable to the tenant's recently completed 20-year lease renewal. The approximately $16 million increase in AFFO for the six months ended June 30, 2021 when compared to the same period in 2020 was primarily due to the payment of leasing commissions totaling $16.1 million related to the State of New York lease at 60 Broad Street during the first quarter of 2020.

Operations and Leasing

As of June 30, 2021, Piedmont had 54 in-service office properties located primarily in select submarkets within seven major office markets in the eastern portion of the United States, with over half of our revenue coming from the Sunbelt. On a square footage leased basis, our total in-service office portfolio was 85.9% leased as of June 30, 2021, as compared to 86.8% at December 31, 2020. Please refer to page 24 for additional leased percentage information.

The weighted average remaining lease term of our in-service portfolio was 6.1 years(2) as of June 30, 2021, unchanged from December 31, 2020. Our weighted average adjusted Annualized Lease Revenue(3) per square foot for our in-service portfolio was $37.21 as of June 30, 2021.

(1)
FFO, Core FFO and AFFO are supplemental non-GAAP financial measures. See page 36 for definitions of these non-GAAP financial measures, and pages 13 and 38 for reconciliations of FFO, Core FFO and AFFO to net income.

(2)
Remaining lease term (after taking into account leases for vacant spaces which had been executed but not commenced as of June 30, 2021) is weighted based on Annualized Lease Revenue, as defined on page 36.

(3)	For the purposes of this calculation, Annualized Lease Revenue is adjusted for leases under which tenants pay a majority of a given building's operating expenses directly to include such operating expenses as if they were paid by the Company and reimbursed by the tenants as under a typical net lease structure, thereby incorporating the effective gross rental rate for those leases.

During the three months ended June 30, 2021, the Company completed approximately 664,000 square feet of leasing activity. Of the total leasing activity completed during the quarter, we signed new tenant leases for approximately 154,000 square feet. During the six months ended June 30, 2021, the Company completed approximately 1,343,000 square feet of leasing activity, of which approximately 308,000 square feet was related to new tenants. The average committed capital for tenant improvements and leasing commissions per square foot per year of lease term for all leasing activity completed during the six months ended June 30, 2021 (net of commitment expirations during the period) was $3.57 (see page 30).

The leasing results for the quarter include a large lease renewal. In June 2021, the City of New York executed an approximately 313,000 square foot lease renewal through 2026 at 60 Broad Street in New York, NY. The Company is in ongoing discussions with the City of New York regarding a longer-term lease renewal at the building.

Of the 664,000 square feet of leases executed during the three months ended June 30, 2021, significant leases greater than 10,000 square feet are as follows.

Tenant	Property	Market	Square Feet Leased	Expiration Year	Lease Type
The City of New York	60 Broad Street	New York	313,022	2026	Renewal
Greensky, LLC	Glenridge Highlands Two	Atlanta	51,474	2029	Renewal
AssuredPartners, Inc.	CNL Center I	Orlando	43,888	2035	New
Dairy Farmers of America, Inc.	One Lincoln Park	Dallas	43,814	2034	New
Balfour Beatty Construction, LLC	Galleria 300	Atlanta	12,444	2024	New
Valley National Bank	CNL Center I	Orlando	10,645	2032	Renewal / Contraction
Alcority, LLC	6565 North MacArthur Boulevard	Dallas	10,328	2025	New

At the end of the second quarter of 2021, there was one tenant whose lease individually contributed greater than 1% in Annualized Lease Revenue expiring during the eighteen month period following June 30, 2021. Information regarding the leasing status of the space associated with this tenant's lease is presented below.

Tenant	Property	Property Location	Net Square Footage Expiring	Net Percentage of Current Quarter Annualized Lease Revenue Expiring (%)	Expiration	Current Leasing Status
CVS Caremark	750 West John Carpenter Freeway	Irving, TX	208,161	1.2%	Q4 2022	The Company has been in communication with the tenant regarding lease renewal options.

Future Lease Commencements and Abatements

As of June 30, 2021, our overall leased percentage was 85.9% and our economic leased percentage was 82.6%. The difference between overall leased percentage and economic leased percentage is attributable to two factors:

1)leases which have been contractually entered into for currently vacant spaces but have not yet commenced (amounting to approximately 248,000 square feet of leases as of June 30, 2021, or 1.5% of the portfolio); and
2)leases which have commenced but are within rental abatement periods (amounting to approximately 353,000 square feet of leases as of June 30, 2021, or a 1.8% impact to leased percentage on an economic basis).

The gap between reported leased percentage and economic leased percentage will fluctuate over time as (1) new leases are signed for vacant spaces, (2) abatements and deferrals associated with existing or newly executed leases commence and expire, and/or (3) properties are bought and sold. See below for more detail on existing large leases with abatements.

Future Lease Commencements
Piedmont has leases with many large corporate office space users. The average size of lease in the Company's portfolio is approximately 15,000 square feet. Due to the large size and length of term of new leases, Piedmont typically signs leases at least several months in advance of their anticipated lease commencement dates. Presented below is a schedule of uncommenced new leases greater than 50,000 square feet and their anticipated commencement dates. Lease renewals are excluded from this schedule.

Tenant	Property	Property Location	Square Feet Leased	Space Status	Estimated Commencement Date	New / Expansion
District of Columbia Department of General Services	400 Virginia Avenue	Washington, DC	56,042	43,000 SF Vacant	Q1 2022	New
Ascend Learning, LLC	25 Burlington Mall Road	Burlington, MA	52,558	Vacant	Q3 2021	New
salesforce.com	5 Wall Street	Burlington, MA	51,913	Not Vacant	Q3 2021	New

Abatements
New leases frequently provide rental abatement concessions to tenants and these abatements typically occur at the beginning of the leases. The currently reported cash net operating income and AFFO understate the Company's long-term cash generation ability from existing leases due to some leases being in abatement periods. Presented below is a schedule of leases with abatements of 50,000 square feet or greater that either were under abatement as of June 30, 2021 or will be under abatement within the next twelve months. (1)

Tenant	Property	Property Location	Abated Square Feet	Lease Commencement Date	Remaining Abatement Schedule	Lease Expiration
Ascend Learning, LLC	25 Burlington Mall Road	Burlington, MA	52,558	Q3 2021	July through December 2021	Q4 2033
Greensky, LLC	Glenridge Highlands Two	Atlanta, GA	51,474	Q2 2022	August 2021 through February 2022	Q4 2029
District of Columbia Department of General Services	400 Virginia Avenue	Washington, DC	56,042	Q1 2022	January through early July 2022	Q4 2032
VMware, Inc.	1155 Perimeter Center West	Atlanta, GA	159,838	Q1 2022	April, May and July 2022	Q3 2027

Financing and Capital Activity

Among Piedmont's stated strategic objectives is to harvest capital through the disposition of non-core assets and assets in which the Company believes the value potential during its ownership has been reached and to use the sale proceeds to:
•continue to invest in accessible, amenity-rich real estate assets with higher overall return prospects and/or strategic merits in one of its identified office markets where it has a significant operating presence with a competitive operating advantage and that otherwise meet its strategic criteria;
•reduce leverage levels by repaying outstanding debt; and/or
•repurchase Company stock when it is believed to be trading at a significant discount to NAV.
Information on the Company's recent activities in furtherance of its strategic objectives is presented below.

Dispositions
During the second quarter of 2021, Piedmont entered into a binding contract to sell 225 and 235 Presidential Way, two 100% leased, five-story office buildings with attached three-story parking structures, located in Woburn, MA, for $129.0 million, or $293 per square foot, to an investment-grade buyer. The sale is expected to close around the end of 2021. Piedmont recently completed a long-term lease renewal with the tenant occupying both properties, Raytheon. Through the sale of the assets, Piedmont will be able to harvest the value created during its ownership and redeploy the proceeds into opportunities with higher growth prospects.

Acquisitions
There were no acquisitions completed during the quarter ended June 30, 2021.

For additional information on acquisitions and dispositions completed over the previous eighteen months, please refer to page 34.

(1)	The State of New York lease at 60 Broad Street in New York, NY, does not contain any rental abatement provisions. The tenant's space will be reconstructed over a period of up to four years. During the construction period, the tenant will not be required to pay rental charges for certain spaces that are under construction and not usable by the tenant. The amount of space for which the tenant will not be required to pay rent will vary over time and is expected to average approximately 80,000 square feet over the construction time period.

Development / Redevelopment
An approximately $18.5 million redevelopment of 200 South Orange Avenue in Orlando, FL is underway. The project will allow the Company to reposition the property, creating a premier environment for downtown office tenants. The redevelopment plan includes a redesigned lobby and entry experience, an energized outdoor park, the addition of new food and beverage options, an upgraded conference center, a tenant lounge, and a new crown lighting system. As of June 30, 2021, the project is near completion and remains on budget.

Details on the Company's developable land parcels, all of which are located adjacent to existing Piedmont properties, as well as information on its upcoming redevelopment project, can be found on page 35.

Finance
As of June 30, 2021, our ratio of total debt to total gross assets was 34.6%, and the same measure at December 31, 2020 was 34.4%. This debt ratio is based on total principal amount outstanding for our various loans as of the relevant measurement date.

As of June 30, 2021, our average net debt to Core EBITDA ratio was 5.7 x, compared to 5.8 x as of December 31, 2020.

Stock Repurchase Program
No repurchases of the Company's common stock were completed during the first two quarters of 2021. As of quarter end, Board-approved capacity remaining for additional repurchases totaled approximately $170 million under the stock repurchase plan. Repurchases of stock under the program are made at the Company's discretion and are dependent on market conditions, the discount to estimated net asset value, other investment opportunities and other factors that the Company deems relevant.

Dividend
On April 28, 2021, the Board of Directors of Piedmont declared a dividend for the second quarter of 2021 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on May 28, 2021. The dividend was paid on June 18, 2021.

Subsequent Events
On July 28, 2021, the Board of Directors of Piedmont declared a dividend for the third quarter of 2021 in the amount of $0.21 per common share outstanding to stockholders of record as of the close of business on August 27, 2021. The dividend is expected to be paid on September 17, 2021.

Guidance for 2021

The following financial guidance for calendar year 2021 has been raised to the upper end of our previously published range and is based upon management's assumptions, estimates and expectations at this time. Our projections for 2021 include the assumption of a gradual ramping up of business over the year with a return to a more typical state of operations during the latter half of 2021. This financial guidance does not include the effects of any potential acquisition or disposition activity that may be completed during the year.

(in millions, except per share data)	Low		High
Net Income	$38	-	$40
Add:
Depreciation	117	-	120
Amortization	82	-	84
NAREIT Funds from Operations and Core Funds from Operations applicable to common stock	$237	-	$244
NAREIT Funds from Operations and Core Funds from Operations per diluted share	$1.90	-	$1.96

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections, including those related to the pace and strength of the economic recovery from the COVID-19 pandemic. Actual results could differ from these estimates. Note that individual quarters my fluctuate on both a cash basis and an accrual basis due to the timing of the business recovery from the COVID-19 pandemic, the timing of lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events. The above guidance is based on information available to management as of the date of this supplemental report. Actual results could differ materially from these estimates based on a variety of factors as discussed on page 42.

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Assets:
Real estate, at cost:
Land assets	$476,717	$476,717	$476,716	$497,478	$497,478
Buildings and improvements	3,203,286	3,170,152	3,123,042	3,215,255	3,189,988
Buildings and improvements, accumulated depreciation	(804,400)	(776,577)	(751,521)	(787,602)	(761,775)
Intangible lease asset	155,002	155,634	158,444	161,870	164,145
Intangible lease asset, accumulated amortization	(79,149)	(72,475)	(67,850)	(63,353)	(58,148)
Construction in progress	67,033	47,498	56,749	56,393	51,045
Real estate assets held for sale, gross	77,917	76,797	76,475	76,475	76,475
Real estate assets held for sale, accumulated depreciation & amortization	(16,699)	(16,487)	(16,021)	(15,558)	(15,095)
Total real estate assets	3,079,707	3,061,259	3,056,034	3,140,958	3,144,113
Cash and cash equivalents	8,122	10,689	7,331	23,958	36,469
Tenant receivables, net of allowance for doubtful accounts	6,530	4,545	8,448	11,301	8,494
Straight line rent receivable	156,912	153,727	148,797	152,171	144,876
Notes receivable	118,500	118,500	118,500	—	—
Escrow deposits and restricted cash	1,578	1,741	1,883	1,781	1,769
Prepaid expenses and other assets	29,469	22,647	23,277	28,074	33,017
Goodwill	98,918	98,918	98,918	98,918	98,918
Deferred lease costs, gross	441,488	439,342	444,211	460,773	456,724
Deferred lease costs, accumulated amortization	(191,045)	(181,499)	(171,817)	(169,307)	(159,348)
Other assets held for sale, gross	9,128	8,941	5,030	5,123	5,216
Other assets held for sale, accumulated amortization	(996)	(936)	(802)	(668)	(535)
Total assets	$3,758,311	$3,737,874	$3,739,810	$3,753,082	$3,769,713
Liabilities:
Unsecured debt, net of discount	$1,666,570	$1,633,819	$1,594,068	$1,588,411	$1,592,693
Secured debt	—	27,628	27,936	28,424	28,784
Accounts payable, accrued expenses, and accrued capital expenditures	111,562	92,183	137,680	120,763	95,419
Deferred income	70,594	56,638	36,891	36,613	35,226
Intangible lease liabilities, less accumulated amortization	29,761	32,607	35,440	38,324	41,179
Interest rate swaps	7,316	7,654	9,834	10,618	28,575
Other liabilities held for sale	—	—	—	—	—
Total liabilities	$1,885,803	$1,850,529	$1,841,849	$1,823,153	$1,821,876
Stockholders' equity:
Common stock	1,241	1,240	1,238	1,260	1,260
Additional paid in capital	3,698,656	3,697,801	3,693,996	3,692,634	3,691,377
Cumulative distributions in excess of earnings	(1,807,679)	(1,791,558)	(1,774,856)	(1,740,670)	(1,723,147)
Other comprehensive loss	(21,368)	(21,813)	(24,100)	(24,993)	(23,360)
Piedmont stockholders' equity	1,870,850	1,885,670	1,896,278	1,928,231	1,946,130
Non-controlling interest	1,658	1,675	1,683	1,698	1,707
Total stockholders' equity	1,872,508	1,887,345	1,897,961	1,929,929	1,947,837
Total liabilities, redeemable common stock and stockholders' equity	$3,758,311	$3,737,874	$3,739,810	$3,753,082	$3,769,713
Common stock outstanding at end of period	124,132	124,029	123,839	126,029	126,025

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
Revenues:
Rental income (1)	$105,209	$105,170	$104,560	$108,071	$109,714
Tenant reimbursements (1)	21,758	20,742	23,712	20,209	21,533
Property management fee revenue	536	758	721	751	622
Other property related income	2,715	2,587	2,536	2,662	2,762
	130,218	129,257	131,529	131,693	134,631
Expenses:
Property operating costs	51,658	51,424	55,302	53,293	53,148
Depreciation	29,998	28,103	27,236	28,255	27,200
Amortization	20,693	22,912	22,324	22,990	24,349
General and administrative	8,211	7,251	7,415	5,469	5,937
	110,560	109,690	112,277	110,007	110,634
Other income / (expense):
Interest expense	(12,345)	(12,580)	(13,048)	(12,725)	(13,953)
Other income / (expense)	2,631	2,356	1,770	319	349
Gain / (loss) on extinguishment of debt	—	—	—	—	(9,336)
Gain / (loss) on sale of real estate (2)	—	—	14,634	(340)	191,369
Net income	9,944	9,343	22,608	8,940	192,426
Less: Net (income) / loss applicable to noncontrolling interest	3	1	1	3	1
Net income applicable to Piedmont	$9,947	$9,344	$22,609	$8,943	$192,427
Weighted average common shares outstanding - diluted	124,704	124,450	125,544	126,385	126,500
Net income per share available to common stockholders - diluted	$0.08	$0.08	$0.18	$0.07	$1.52
Common stock outstanding at end of period	124,132	124,029	123,839	126,029	126,025

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would need to combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement revenue." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)	The gain on sale of real estate reflected in the fourth quarter of 2020 was primarily related to the sales of 200 and 400 Bridgewater Crossing in Bridgewater, NJ. The gain on sale of real estate reflected in the second quarter of 2020 was primarily related to the sale of 1901 Market Street in Philadelphia, PA.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended				Six Months Ended
	6/30/2021	6/30/2020	Change ($)	Change (%)	6/30/2021	6/30/2020	Change ($)	Change (%)
Revenues:
Rental income (1)	$105,209	$109,714	$(4,505)	(4.1)%	$210,379	$221,210	$(10,831)	(4.9)%
Tenant reimbursements (1)	21,758	21,533	225	1.0%	42,500	42,191	309	0.7%
Property management fee revenue	536	622	(86)	(13.8)%	1,294	1,395	(101)	(7.2)%
Other property related income	2,715	2,762	(47)	(1.7)%	5,302	7,006	(1,704)	(24.3)%
	130,218	134,631	(4,413)	(3.3)%	259,475	271,802	(12,327)	(4.5)%
Expenses:
Property operating costs	51,658	53,148	1,490	2.8%	103,082	106,338	3,256	3.1%
Depreciation	29,998	27,200	(2,798)	(10.3)%	58,101	55,084	(3,017)	(5.5)%
Amortization	20,693	24,349	3,656	15.0%	43,605	47,980	4,375	9.1%
General and administrative	8,211	5,937	(2,274)	(38.3)%	15,462	14,580	(882)	(6.0)%
	110,560	110,634	74	0.1%	220,250	223,982	3,732	1.7%
Other income / (expense):
Interest expense	(12,345)	(13,953)	1,608	11.5%	(24,925)	(29,217)	4,292	14.7%
Other income / (expense)	2,631	349	2,282	653.9%	4,987	498	4,489	901.4%
Gain / (loss) on extinguishment of debt	—	(9,336)	9,336	100.0%	—	(9,336)	9,336	100.0%
Gain / (loss) on sale of real estate (2)	—	191,369	(191,369)	(100.0)%	—	191,372	(191,372)	(100.0)%
Net income	9,944	192,426	(182,482)	(94.8)%	19,287	201,137	(181,850)	(90.4)%
Less: Net (income) / loss applicable to noncontrolling interest	3	1	2	200.0%	4	(1)	5	500.0%
Net income applicable to Piedmont	$9,947	$192,427	$(182,480)	(94.8)%	$19,291	$201,136	$(181,845)	(90.4)%
Weighted average common shares outstanding - diluted	124,704	126,500			124,555	126,456
Net income per share available to common stockholders - diluted	$0.08	$1.52			$0.15	$1.59
Common stock outstanding at end of period	124,132	126,025			124,132	126,025

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would need to combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement revenue." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)	The gain on sale of real estate for the three months and the six months ended June 30, 2020 was primarily related to the sale of 1901 Market Street in Philadelphia, PA.

Piedmont Office Realty Trust, Inc.
Key Performance Indicators
Unaudited (in thousands except for per share data)

This section of our supplemental report includes non-GAAP financial measures, including, but not limited to, Earnings Before Interest, Taxes, Depreciation, and Amortization for real estate (EBITDAre), Core Earnings Before Interest, Taxes, Depreciation, and Amortization (Core EBITDA), Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO). Definitions of these non-GAAP measures are provided on page 36 and reconciliations are provided beginning on page 38.

	Three Months Ended
Selected Operating Data	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020

Percent leased (1)	85.9%	86.0%	86.8%	86.9%	88.6%
Percent leased - economic (1) (2)	82.6%	80.6%	82.0%	80.7%	81.1%
Total revenues	$130,218	$129,257	$131,529	$131,693	$134,631
Net income attributable to Piedmont	$9,947	$9,344	$22,609	$8,943	$192,427
Core EBITDA	$72,980	$72,938	$70,582	$73,250	$75,895
Core FFO applicable to common stock	$60,353	$60,056	$57,229	$60,219	$61,603
Core FFO per share - diluted	$0.48	$0.48	$0.46	$0.48	$0.49
AFFO applicable to common stock	$41,661	$37,861	$36,291	$37,606	$44,968
Gross regular dividends (3)	$26,068	$26,046	$26,145	$26,466	$26,465
Regular dividends per share (3)	$0.21	$0.21	$0.21	$0.21	$0.21
Selected Balance Sheet Data
Total real estate assets, net	$3,079,707	$3,061,259	$3,056,034	$3,140,958	$3,144,113
Total assets	$3,758,311	$3,737,874	$3,739,810	$3,753,082	$3,769,713
Total liabilities	$1,885,803	$1,850,529	$1,841,849	$1,823,153	$1,821,876
Ratios & Information for Debt Holders
Core EBITDA margin (4)	56.0%	56.4%	53.7%	55.6%	56.4%
Fixed charge coverage ratio (5)	5.4 x	5.4 x	5.1 x	5.5 x	5.3 x
Average net debt to Core EBITDA (6)	5.7 x	5.6 x	5.8 x	5.5 x	6.2 x
Total gross real estate assets	$3,979,955	$3,926,798	$3,891,426	$4,007,471	$3,979,131
Net debt (7)	$1,666,300	$1,658,995	$1,623,396	$1,602,237	$1,590,007

(1)	Please refer to page 24 for additional leased percentage information.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements). Due to variations in rental abatement structures, there will be variability to the economic leased percentage over time as abatements commence and expire. Please see the Future Lease Commencements and Abatements section of Financial Highlights for details on near-term abatements for large leases.
(3)	Dividends are reflected in the quarter in which the record date occurred.
(4)	Core EBITDA margin is calculated as Core EBITDA divided by total revenues.
(5)	The fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during any of the periods presented; the Company had capitalized interest of $875,804 for the quarter ended June 30, 2021, $812,649 for the quarter ended March 31, 2021, $368,965 for the quarter ended December 31, 2020, $236,290 for the quarter ended September 30, 2020, and $183,846 for the quarter ended June 30, 2020; the Company had principal amortization of $187,087 for the quarter ended June 30, 2021, $185,368 for the quarter ended March 31, 2021, $365,644 for the quarter ended December 31, 2020, $269,838 for the quarter ended September 30, 2020, and $266,128 for the quarter ended June 30, 2020.
(6)	For the purposes of this calculation, we annualize the period's Core EBITDA and use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.
(7)	Net debt is calculated as the total principal amount of debt outstanding minus cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands except for per share data)

	Three Months Ended		Six Months Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020

GAAP net income applicable to common stock	$9,947	$192,427	$19,291	$201,136
Depreciation (1) (2)	29,725	26,873	57,537	54,424
Amortization (1)	20,681	24,336	43,581	47,954
Loss / (gain) on sale of properties	—	(191,369)	—	(191,372)
NAREIT funds from operations and core funds from operations applicable to common stock	60,353	52,267	120,409	112,142
Adjustments:
Loss / (gain) on extinguishment of debt	—	9,336	—	9,336
Core funds from operations applicable to common stock	60,353	61,603	120,409	121,478
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	573	672	1,227	1,249
Depreciation of non real estate assets	264	319	546	644
Straight-line effects of lease revenue (1)	(2,402)	(7,278)	(6,505)	(14,063)
Stock-based compensation adjustments	2,404	645	3,515	2,945
Amortization of lease-related intangibles (1)	(2,669)	(3,304)	(5,461)	(6,277)
Non-incremental capital expenditures (3)	(16,862)	(7,689)	(34,209)	(42,451)
Adjusted funds from operations applicable to common stock	$41,661	$44,968	$79,522	$63,525

Weighted average common shares outstanding - diluted	124,704	126,500	124,555	126,456

Funds from operations per share (diluted)	$0.48	$0.41	$0.97	$0.89
Core funds from operations per share (diluted)	$0.48	$0.49	$0.97	$0.96

Common stock outstanding at end of period	124,132	126,025	124,132	126,025

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	Excludes depreciation of non real estate assets.
(3)
Non-incremental capital expenditures are defined on page 36. Non-incremental capital expenditures for the six months ended June 30, 2020 include approximately $20.4 million of leasing commissions, with the largest contributor to that amount being the $16.1 million of leasing commissions related to the 20-year, approximately 500,000 square foot lease renewal with the State of New York at 60 Broad Street in New York, NY.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
Net income attributable to Piedmont	$9,947	$192,427	$19,291	$201,136
Net income / (loss) attributable to noncontrolling interest	(3)	(1)	(4)	1
Interest expense	12,345	13,953	24,925	29,217
Depreciation (1)	29,989	27,192	58,083	55,068
Amortization (1)	20,681	24,336	43,581	47,954
Depreciation and amortization attributable to noncontrolling interests	21	21	42	42
Loss / (gain) on sale of properties	—	(191,369)	—	(191,372)
EBITDAre	72,980	66,559	145,918	142,046
(Gain) / loss on extinguishment of debt	—	9,336	—	9,336
Core EBITDA (2)	72,980	75,895	145,918	151,382
General & administrative expenses	8,211	5,937	15,462	14,580
Non-cash general reserve for uncollectible accounts (3)	—	4,865	412	4,865
Management fee revenue (4)	(247)	(282)	(637)	(677)
Other (income) / expense (1) (5)	(2,162)	(134)	(4,302)	(67)
Straight-line effects of lease revenue (1)	(2,402)	(7,278)	(6,505)	(14,063)
Straight-line effects of lease revenue attributable to noncontrolling interests	—	(3)	1	(6)
Amortization of lease-related intangibles (1)	(2,669)	(3,304)	(5,461)	(6,277)
Property net operating income (cash basis)	73,711	75,696	144,888	149,737

Deduct net operating (income) / loss from:
Acquisitions (6)	(8,761)	(5,740)	(16,202)	(9,279)
Dispositions (7)	(258)	(8,186)	155	(16,887)
Other investments (8)	182	134	326	238
Same store net operating income (cash basis)	$64,874	$61,904	$129,167	$123,809
Change period over period	4.8%	N/A	4.3%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis. Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended June 30, 2021, Piedmont recognized a negligible amount of termination income, as compared with $0.5 million during the same period in 2020. During the six months ended June 30, 2021, Piedmont recognized $2.7 million in termination income, as compared with $1.1 million during the same period in 2020.
(3)	As a result of COVID-19 and as a precautionary measure, during the second quarter of 2020, the Company established a general reserve for potential future losses on customer accounts. The general reserve is non-cash in nature and, therefore, any changes in the reserve are removed from the calculation of cash basis same store net operating income. No such reserves were made in any periods prior to the second quarter of 2020.
(4)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(5)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(6)	Acquisitions include One Galleria Tower, Two Galleria Tower and Three Galleria Tower in Dallas, TX, purchased on February 12, 2020.
(7)	Dispositions include 1901 Market Street in Philadelphia, PA, sold on June 25, 2020, and the New Jersey property portfolio sold on October 28, 2020 (consisting of the Company's final remaining assets in the state, 200 and 400 Bridgewater Crossing in Bridgewater, NJ, and 600 Corporate Drive in Lebanon, NJ).
(8)
Other investments include active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects. Additional information on our land holdings can be found on page 35. The operating results from 222 South Orange Avenue in Orlando, FL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

	Three Months Ended		Six Months Ended
	6/30/2021	6/30/2020	6/30/2021	6/30/2020
Net income attributable to Piedmont	$9,947	$192,427	$19,291	$201,136
Net income / (loss) attributable to noncontrolling interest	(3)	(1)	(4)	1
Interest expense	12,345	13,953	24,925	29,217
Depreciation (1)	29,989	27,192	58,083	55,068
Amortization (1)	20,681	24,336	43,581	47,954
Depreciation and amortization attributable to noncontrolling interests	21	21	42	42
Loss / (gain) on sale of properties	—	(191,369)	—	(191,372)
EBITDAre	72,980	66,559	145,918	142,046
(Gain) / loss on extinguishment of debt	—	9,336	—	9,336
Core EBITDA (2)	72,980	75,895	145,918	151,382
General & administrative expenses	8,211	5,937	15,462	14,580
Management fee revenue (3)	(247)	(282)	(637)	(677)
Other (income) / expense (1) (4)	(2,162)	(134)	(4,302)	(67)
Property net operating income (accrual basis)	78,782	81,416	156,441	165,218

Deduct net operating (income) / loss from:
Acquisitions (5)	(10,412)	(8,012)	(19,624)	(12,741)
Dispositions (6)	(258)	(8,777)	155	(18,138)
Other investments (7)	238	680	438	838
Same store net operating income (accrual basis)	$68,350	$65,307	$137,410	$135,177
Change period over period	4.7%	N/A	1.7%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis. Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended June 30, 2021, Piedmont recognized a negligible amount of termination income, as compared with $0.5 million during the same period in 2020. During the six months ended June 30, 2021, Piedmont recognized $2.7 million in termination income, as compared with $1.1 million during the same period in 2020.
(3)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(4)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(5)	Acquisitions include One Galleria Tower, Two Galleria Tower and Three Galleria Tower in Dallas, TX, purchased on February 12, 2020.
(6)	Dispositions include 1901 Market Street in Philadelphia, PA, sold on June 25, 2020, and the New Jersey property portfolio sold on October 28, 2020 (consisting of the Company's final remaining assets in the state, 200 and 400 Bridgewater Crossing in Bridgewater, NJ, and 600 Corporate Drive in Lebanon, NJ).
(7)
Other investments include active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects. Additional information on our land holdings can be found on page 35. The operating results from 222 South Orange Avenue in Orlando, FL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Financial Components)
Unaudited (in thousands)

	Three Months Ended				Six Months Ended
	6/30/2021	6/30/2020	Change ($)	Change (%)	6/30/2021	6/30/2020	Change ($)	Change (%)

Revenue
Cash rental income (1)	$90,404	$82,337	$8,067	9.8%	$180,589	$169,724	$10,865	6.4%
Tenant reimbursements (2)	17,697	17,867	(170)	(1.0)%	35,352	37,130	(1,778)	(4.8)%
Straight line effects of lease revenue (3)	2,041	6,305	(4,264)	(67.6)%	5,782	12,661	(6,879)	(54.3)%
Amortization of lease-related intangibles	1,435	1,963	(528)	(26.9)%	2,873	3,572	(699)	(19.6)%
Total rents	111,577	108,472	3,105	2.9%	224,596	223,087	1,509	0.7%

Other property related income (4)	2,552	2,708	(156)	(5.8)%	5,067	7,057	(1,990)	(28.2)%
Total revenue	114,129	111,180	2,949	2.7%	229,663	230,144	(481)	(0.2)%

Property operating expense (5)	45,995	46,089	94	0.2%	92,684	95,398	2,714	2.8%

Property other income / (expense)	216	216	—	—%	431	431	—	—%

Same store net operating income (accrual)	$68,350	$65,307	$3,043	4.7%	$137,410	$135,177	$2,233	1.7%

Less:
Straight line effects of lease revenue	(2,041)	(6,305)	4,264	67.6%	(5,782)	(12,661)	6,879	54.3%
Amortization of lease-related intangibles	(1,435)	(1,963)	528	26.9%	(2,873)	(3,572)	699	19.6%
Non-cash general reserve for uncollectible accounts	—	4,865	(4,865)	(100.0)%	412	4,865	(4,453)	(91.5)%

Same store net operating income (cash)	$64,874	$61,904	$2,970	4.8%	$129,167	$123,809	$5,358	4.3%

(1)	The increase in cash rental income for the three months and the six months ended June 30, 2021 as compared to the same periods in 2020 was primarily due to the burn off of some significant rental abatements at Enclave Place in Houston, TX, Arlington Gateway in Arlington, VA, and Galleria 400 in Atlanta, GA.
(2)	The decrease in tenant reimbursements for the six months ended June 30, 2021 as compared to the same period in 2020 was primarily the result of decreased property operating expenses during 2021 attributable to the reduced physical utilization of our buildings due to the pandemic.
(3)	The decrease in straight line effects of lease revenue for the three months and the six months ended June 30, 2021 as compared to the same periods in 2020 was primarily due to the expiration of the rental abatement periods of several large new and renewal leases in the portfolio.
(4)	The decrease in other property related income for the six months ended June 30, 2021 as compared to the same period in 2020 was primarily the result of pandemic-related decreased transient parking activity across the portfolio.
(5)	The decrease in property operating expense for the six months ended June 30, 2021 as compared to the same period in 2020 was primarily attributable to the reduced physical utilization of our buildings during the pandemic, resulting in savings in several key operating expense categories, including janitorial and parking garage operational expenses.

Piedmont Office Realty Trust, Inc.
Capitalization Analysis
Unaudited (in thousands except for per share data)

	As of	As of
	June 30, 2021	December 31, 2020

Market Capitalization
Common stock price	$18.47	$16.23
Total shares outstanding	124,132	123,839
Equity market capitalization (1)	$2,292,717	$2,009,914
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,676,000	$1,632,610
Total market capitalization (1)	$3,968,717	$3,642,524
Total debt / Total market capitalization (1)	42.2%	44.8%
Ratios & Information for Debt Holders
Total gross assets (2)	$4,850,600	$4,747,821
Total debt / Total gross assets (2)	34.6%	34.4%
Average net debt to Core EBITDA (3)	5.7 x	5.8 x

(1)	Reflects common stock closing price, shares outstanding, and outstanding debt as of the end of the reporting period, as appropriate.
(2)	Total gross assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.
(3)	For the purposes of this calculation, we annualize the Core EBITDA for the quarter and use the average daily balance of debt outstanding during the quarter, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the quarter.

Piedmont Office Realty Trust, Inc.
Debt Summary
As of June 30, 2021
Unaudited ($ in thousands)

Floating Rate & Fixed Rate Debt
Debt (1)	Principal Amount Outstanding		Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Floating Rate	$526,000	(3)	1.07%	19.6 months

Fixed Rate	1,150,000		3.71%	50.8 months

Total	$1,676,000		2.88%	41.0 months

Unsecured & Secured Debt
Debt (1)	Principal Amount Outstanding	Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Unsecured	$1,676,000	2.88%	41.0 months
Secured	—	—%	N/A

Total	$1,676,000	2.88%	41.0 months

Debt Maturities (4)
Maturity Year	Unsecured Debt - Principal Amount Outstanding (1)	Weighted Average Stated Interest Rate (2)	Percentage of Total

2021	$300,000	1.10%	17.9%
2022	—	N/A	—%
2023	426,000	2.97%	25.4%
2024	400,000	4.45%	23.9%
2025	250,000	2.05%	14.9%
2026 +	300,000	3.15%	17.9%

Total	$1,676,000	2.88%	100.0%

(1)	All of Piedmont's outstanding debt as of June 30, 2021, was unsecured, interest-only debt.
(2)	Weighted average stated interest rate is calculated based upon the principal amounts outstanding.
(3)	The amount of floating rate debt is comprised of the $76 million outstanding balance as of June 30, 2021 on the $500 million unsecured revolving credit facility, $150 million in principal amount of the $250 million unsecured term loan that closed in 2018 that remained unhedged as of June 30, 2021, and the entire principal balance of the $300 million unsecured term loan that closed in 2011. The $250 million unsecured term loan that closed in 2018 has a stated variable rate. However, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements resulting in an effectively fixed interest rate for $100 million in principal amount of the term loan (at 3.56% as of June 30, 2021; this rate can change only with a credit rating change for the Company) through the loan's maturity date of March 31, 2025. Additional details regarding the floating rate debt can be found on the following page.
(4)	For loans which provide extension options that are conditional solely upon the Company providing proper notice to the loan's administrative agent and the payment of an extension fee, the final extended maturity date is reflected herein.

Piedmont Office Realty Trust, Inc.
Debt Detail
Unaudited ($ in thousands)

Facility (1)	Stated Rate		Maturity	Principal Amount Outstanding as of June 30, 2021

$300.0 Million Unsecured 2011 Term Loan	1.10%	(2)	11/30/2021	$300,000
$350.0 Million Unsecured 2013 Senior Notes	3.40%	(3)	6/1/2023	350,000
$500.0 Million Unsecured Line of Credit (4)	1.01%	(5)	9/29/2023	76,000
$400.0 Million Unsecured 2014 Senior Notes	4.45%	(6)	3/15/2024	400,000
$250.0 Million Unsecured 2018 Term Loan	2.05%	(7)	3/31/2025	250,000
$300.0 Million Unsecured 2020 Senior Notes	3.15%	(8)	8/15/2030	300,000
Total Debt - Principal Amount Outstanding / Weighted Average Stated Rate (9)	2.88%			$1,676,000
GAAP Accounting Adjustments (10)				(9,430)
Total Debt - GAAP Amount Outstanding				$1,666,570

(1)	All of Piedmont’s outstanding debt as of June 30, 2021, was unsecured, interest-only debt.
(2)	The $300 million unsecured 2011 term loan has a variable interest rate. Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. The all-in interest rate associated with each LIBOR interest period selection is comprised of the relevant base LIBOR interest rate plus a credit spread (1.00% as of June 30, 2021) based on Piedmont's then current credit rating.
(3)	The $350 million unsecured senior notes were offered for sale at 99.601% of the principal amount. The resulting effective cost of the financing is approximately 3.45% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 3.43%.
(4)	All of Piedmont’s outstanding debt as of June 30, 2021, was term debt with the exception of $76 million outstanding on our unsecured revolving credit facility. The $500 million unsecured revolving credit facility has an initial maturity date of September 30, 2022; however, there are two, six-month extension options available under the facility providing for a total extension of up to one year to September 29, 2023. The final extended maturity date is presented on this schedule.
(5)	The interest rate presented for the $500 million unsecured revolving credit facility is the weighted average interest rate for all outstanding draws as of June 30, 2021. Piedmont may select from multiple interest rate options with each draw under the facility, including the prime rate and various length LIBOR locks. The all-in interest rate associated with each LIBOR interest period selection is comprised of the relevant base LIBOR interest rate plus a credit spread (0.90% as of June 30, 2021) based on Piedmont's then current credit rating.
(6)	The $400 million unsecured senior notes were offered for sale at 99.791% of the principal amount. The resulting effective cost of the financing is approximately 4.48% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 4.10%.
(7)	The $250 million unsecured term loan that closed in 2018 has a stated variable interest rate; however, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements that effectively fixed the interest rate on $100 million of the term loan (at 3.56% as of June 30, 2021; this rate can change only with a credit rating change for the Company) through the loan's maturity date of March 31, 2025. For the portion of the loan that continues to have a variable interest rate, Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. The all-in interest rate associated with each LIBOR interest period selection is comprised of the relevant base LIBOR interest rate plus a credit spread (0.95% as of June 30, 2021) based on Piedmont's then current credit rating.
(8)	The $300 million unsecured senior notes were offered for sale at 99.236% of the principal amount. The resulting effective cost of the financing is approximately 3.24% before the consideration of transaction costs and the impact of interest rate hedges. After incorporating the results of the related interest rate hedging activity, the effective cost of the financing is approximately 3.90%.
(9)	Weighted average is based on the principal amounts outstanding and interest rates at June 30, 2021.
(10)	The GAAP accounting adjustments relate to original issue discounts, third-party fees, and lender fees resulting from the procurement processes for our various debt facilities. The original issue discounts and fees are amortized to interest expense over the contractual term of the related debt.

Piedmont Office Realty Trust, Inc.
Debt Covenant & Ratio Analysis (for Debt Holders)
As of June 30, 2021
Unaudited

		Three Months Ended
Bank Debt Covenant Compliance (1)	Required	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020

Maximum leverage ratio	0.60	0.35	0.36	0.35	0.35	0.34
Minimum fixed charge coverage ratio (2)	1.50	5.15	4.96	4.71	4.54	4.32
Maximum secured indebtedness ratio	0.40	—	0.01	0.01	0.01	0.01
Minimum unencumbered leverage ratio	1.60	2.74	2.72	2.77	2.85	2.91
Minimum unencumbered interest coverage ratio (3)	1.75	5.48	5.44	5.26	5.13	4.92

		Three Months Ended
Bond Covenant Compliance (4)	Required	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020

Total debt to total assets	60% or less	40.8%	41.1%	40.6%	40.3%	40.5%
Secured debt to total assets	40% or less	—%	0.7%	0.7%	0.7%	0.7%
Ratio of consolidated EBITDA to interest expense	1.50 or greater	6.06	5.93	5.66	5.52	5.15
Unencumbered assets to unsecured debt	150% or greater	245%	243%	247%	249%	248%

	Three Months Ended	Six Months Ended	Twelve Months Ended
Other Debt Coverage Ratios for Debt Holders	June 30, 2021	June 30, 2021	December 31, 2020

Average net debt to core EBITDA (5)	5.7 x	5.7 x	5.8 x
Fixed charge coverage ratio (6)	5.4 x	5.4 x	5.2 x
Interest coverage ratio (7)	5.5 x	5.5 x	5.3 x

(1)	Bank debt covenant compliance calculations relate to specific calculations detailed in the relevant credit agreements.
(2)	Defined as EBITDA for the trailing four quarters (including the Company's share of EBITDA from unconsolidated interests), excluding one-time or non-recurring gains or losses, less a $0.15 per square foot capital reserve, and excluding the impact of straight line rent leveling adjustments and amortization of intangibles divided by the Company's share of fixed charges, as more particularly described in the credit agreements. This definition of fixed charge coverage ratio as prescribed by our credit agreements is different from the fixed charge coverage ratio definition employed elsewhere within this report.
(3)	Defined as net operating income for the trailing four quarters for unencumbered assets (including the Company's share of net operating income from partially-owned entities and subsidiaries that are deemed to be unencumbered) less a $0.15 per square foot capital reserve divided by the Company's share of interest expense associated with unsecured financings only, as more particularly described in the credit agreements.
(4)	Bond covenant compliance calculations relate to specific calculations prescribed in the relevant debt agreements. Please refer to the Indenture dated May 9, 2013, the Indenture and the First Supplemental Indenture dated March 6, 2014, and the Second Supplemental Indenture dated August 12, 2020, for detailed information about the calculations.
(5)	For the purposes of this calculation, we use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.
(6)	Fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during the periods ended June 30, 2021 and December 31, 2020. The Company had capitalized interest of $875,804 for the three months ended June 30, 2021, $1,688,453 for the six months ended June 30, 2021 and $965,142 for the twelve months ended December 31, 2020. The Company had principal amortization of $187,087 for the three months ended June 30, 2021, $372,455 for the six months ended June 30, 2021 and $1,076,993 for the twelve months ended December 31, 2020.
(7)	Interest coverage ratio is calculated as Core EBITDA divided by the sum of interest expense and capitalized interest. The Company had capitalized interest of $875,804 for the three months ended June 30, 2021, $1,688,453 for the six months ended June 30, 2021 and $965,142 for the twelve months ended December 31, 2020.

Piedmont Office Realty Trust, Inc.
Tenant Diversification (1)
As of June 30, 2021
(in thousands except for number of properties)

Tenant	Credit Rating (2)	Number of Properties	Lease Expiration (3)	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Leased Square Footage	Percentage of Leased Square Footage (%)
US Bancorp	A+ / A2	3	2023 / 2024	$27,293	5.3	787	5.6
State of New York	AA+ / Aa2	1	2024 / 2039	26,150	5.1	502	3.6
City of New York	AA / Aa2	1	2026	14,602	2.8	313	2.2
Amazon	AA / A1	4	2024 / 2025	14,168	2.8	337	2.4
Transocean	CCC / Caa3	1	2036	10,752	2.1	301	2.1
Harvard University	AAA / Aaa	2	2032 / 2033	8,778	1.7	129	0.9
Raytheon	A- / Baa1	2	2031	7,939	1.5	440	3.1
Schlumberger Technology	A / A2	1	2028	7,820	1.5	254	1.8
Gartner	BB+ / Ba2	2	2034	7,419	1.4	207	1.5
Fiserv	BBB / Baa2	1	2027	6,980	1.4	195	1.4
Nuance Communications	BB- / Ba3	1	2030	6,907	1.3	201	1.4
VMware, Inc.	BBB- / Baa2	1	2027	6,871	1.3	215	1.5
Epsilon Data Management / subsidiary of Publicis	BBB / Baa2	1	2026	6,557	1.3	222	1.6
Applied Predictive Technologies / subsidiary of MasterCard	A+ / A1	1	2028	6,316	1.2	133	1.0
CVS Caremark	BBB / Baa2	1	2022	6,261	1.2	208	1.5
International Food Policy Research Institute	No Rating Available	1	2029	6,194	1.2	102	0.7
Ryan, Inc.	No Rating Available	1	2023	6,003	1.2	170	1.2
Cargill	A / A2	1	2023	5,370	1.1	268	1.9
Bank of America	A- / A2	5	2024 / 2025	5,178	1.0	100	0.7
Salesforce.com	A+ / A2	1	2029	5,069	1.0	130	0.9
NCS Pearson, Inc.	BBB- / Baa3	1	2027	4,916	1.0	147	1.0
Other			Various	317,001	61.6	8,756	62.0
Total				$514,544	100.0	14,117	100.0

(1)	This schedule presents all tenants contributing 1.0% or more to Annualized Lease Revenue.
(2)	Credit rating may reflect the credit rating of the parent or a guarantor. When available, both the Standard & Poor's credit rating and the Moody's credit rating are provided. The absence of a credit rating for a tenant is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating.
(3)	Unless otherwise indicated, Lease Expiration represents the expiration year of the majority of the square footage leased by the tenant.

Piedmont Office Realty Trust, Inc.
Tenant Diversification
As of June 30, 2021

Percentage of Annualized Leased Revenue (%)
June 30, 2021 as compared to December 31, 2020

Piedmont Office Realty Trust, Inc.
Tenant Credit Rating & Lease Distribution Information
As of June 30, 2021

Tenant Credit Rating (1)

Rating Level	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)

AAA / Aaa	$20,860	4.1
AA / Aa	59,210	11.5
A / A	93,965	18.3
BBB / Baa	53,191	10.3
BB / Ba	29,291	5.7
B / B	11,481	2.2
Below	17,244	3.3
Not rated (2)	229,302	44.6
Total	$514,544	100.0

Lease Distribution

Lease Size	Number of Leases	Percentage of Leases (%)	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)	Leased Square Footage (in thousands)	Percentage of Leased Square Footage (%)

2,500 or Less	343	36.4	$21,299	4.1	250	1.8
2,501 - 10,000	337	35.7	63,411	12.3	1,737	12.3
10,001 - 20,000	107	11.3	52,815	10.3	1,471	10.4
20,001 - 40,000	81	8.6	83,210	16.2	2,282	16.2
40,001 - 100,000	44	4.7	99,202	19.3	2,631	18.6
Greater than 100,000	31	3.3	194,607	37.8	5,746	40.7
Total	943	100.0	$514,544	100.0	14,117	100.0

(1)	Credit rating may reflect the credit rating of the parent or a guarantor. Where differences exist between the Standard & Poor's credit rating for a tenant and the Moody's credit rating for a tenant, the higher credit rating is selected for this analysis.
(2)	The classification of a tenant as "not rated" is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating. Included in this category are such tenants as Piper Sandler, Ernst & Young, KPMG, BDO, and RaceTrac Petroleum.

Piedmont Office Realty Trust, Inc.
Leased Percentage Information
(in thousands)

	Three Months Ended			Three Months Ended
	June 30, 2021			June 30, 2020
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of March 31, 20xx	14,137	16,434	86.0%	16,101	17,965	89.6%
Properties placed in service	—	—		—	—
Restated As of March 31, 20xx	14,137	16,434	86.0%	16,101	17,965	89.6%
Leases signed during the period	664			271
Less:
Lease renewals signed during period	(511)			(259)
New leases signed during period for currently occupied space	(21)			(4)
Leases expired during period and other	(152)	1		(93)	—
Subtotal	14,117	16,435	85.9%	16,016	17,965	89.2%
Acquisitions during period (2)	—	—		—	—
Dispositions during period (2)	—	—		(801)	(801)
As of June 30, 20xx	14,117	16,435	85.9%	15,215	17,164	88.6%

	Six Months Ended			Six Months Ended
	June 30, 2021			June 30, 2020
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of December 31, 20xx	14,260	16,428	86.8%	14,633	16,046	91.2%
Properties placed in service	—	—		204	487
Restated As of December 31, 20xx	14,260	16,428	86.8%	14,837	16,533	89.7%
Leases signed during the period	1,342			688
Less:
Lease renewals signed during period	(1,035)			(556)
New leases signed during period for currently occupied space	(44)			(37)
Leases expired during period and other	(406)	7		(283)	(3)
Subtotal	14,117	16,435	85.9%	14,649	16,530	88.6%
Acquisitions and properties placed in service during period (2)	—	—		1,367	1,435
Dispositions and properties taken out of service during period (2)	—	—		(801)	(801)
As of June 30, 20xx	14,117	16,435	85.9%	15,215	17,164	88.6%

Same Store Analysis
Less acquisitions / dispositions after June 30, 2020 and developments / out-of-service redevelopments (2) (3)	—	—	—%	(711)	(739)	96.2%
Same Store Leased Percentage	14,117	16,435	85.9%	14,504	16,425	88.3%

(1)	Calculated as square footage associated with commenced leases as of period end with the addition of square footage associated with uncommenced leases for spaces vacant as of period end at our in-service properties, divided by total rentable in-service square footage as of period end, expressed as a percentage.
(2)	For additional information on acquisitions and dispositions completed during the last year and current developments and out-of-service redevelopments, please refer to pages 34 and 35, respectively.
(3)	Dispositions completed during the previous twelve months are deducted from the previous period data and acquisitions completed during the previous twelve months are deducted from the current period data. Redevelopments that commenced during the previous twelve months that were taken out of service are deducted from the previous period data and developments and redevelopments placed in service during the previous twelve months are deducted from the current period data.

Piedmont Office Realty Trust, Inc.
Rental Rate Roll Up / Roll Down Analysis (1)
(in thousands)

	Three Months Ended
	June 30, 2021
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	495	74.5%	3.0%	18.2%	27.4%	(5)
Leases executed for spaces excluded from analysis (6)	170	25.5%

	Six Months Ended
	June 30, 2021
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	988	73.6%	6.0%	7.7%	17.3%
Leases executed for spaces excluded from analysis (6)	354	26.4%

(1)	The populations analyzed for this analysis consist of consolidated leases executed during the relevant period with lease terms of greater than one year. Leases associated with storage spaces, retail spaces, management offices, and newly acquired assets for which there is less than one year of operating history, along with percentage rent leases, are excluded from this analysis.
(2)	For the purposes of this analysis, the last twelve months of cash paying rents of the previous leases are compared to the first twelve months of cash paying rents of the new leases in order to calculate the percentage change.
(3)	For the purposes of this analysis, the accrual basis rents of the previous leases are compared to the accrual basis rents of the new leases in order to calculate the percentage change. For newly signed leases which have variations in accrual basis rents, whether because of known future expansions, contractions, lease expense recovery structure changes, or other similar reasons, the weighted average of such varying accrual basis rents is used for the purposes of this analysis.
(4)	For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.
(5)	The results for the three months ended June 30, 2021 were influenced by one large lease transaction, the approximately 313,000 square foot lease extension with the City of New York at 60 Broad Street in New York, NY. If the effects of this transaction were to be removed, the percentage change in cash and accrual rents for the remainder of the analysis population for the three months ended June 30, 2021 would be 4.5% and 15.2%, respectively.
(6)	Represents leases signed at our consolidated office assets that do not qualify for inclusion in the analysis, primarily because the spaces for which the new leases were signed had been vacant for more than one year.

Piedmont Office Realty Trust, Inc.
Lease Expiration Schedule
As of June 30, 2021
(in thousands)

Expiration Year	Annualized Lease Revenue (1)	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Vacant	$—	—	2,318	14.1
2021 (2)	16,187	3.2	469	2.8
2022 (3)	38,003	7.4	1,165	7.1
2023	54,239	10.5	1,654	10.1
2024	55,345	10.8	1,696	10.3
2025	59,854	11.6	1,670	10.2
2026	50,087	9.7	1,358	8.3
2027	46,667	9.1	1,236	7.5
2028	45,469	8.8	1,264	7.7
2029	28,458	5.5	723	4.4
2030	20,766	4.0	577	3.5
2031	14,674	2.9	652	4.0
2032	12,954	2.5	288	1.7
2033	10,227	2.0	195	1.2
Thereafter	61,614	12.0	1,170	7.1
Total / Weighted Average	$514,544	100.0	16,435	100.0

Average Lease Term Remaining
6/30/2021	6.1 years
12/31/2020	6.1 years

(1)	Annualized rental income associated with each newly executed lease for currently occupied space is incorporated herein only at the expiration date for the current lease. Annualized rental income associated with each such new lease is removed from the expiry year of the current lease and added to the expiry year of the new lease. These adjustments effectively incorporate known roll ups and roll downs into the expiration schedule.
(2)	Includes leases with an expiration date of June 30, 2021, comprised of approximately 36,000 square feet and Annualized Lease Revenue of $1.4 million.
(3)	Leases and other revenue-producing agreements on a month-to-month basis, comprised of approximately 11,000 square feet and Annualized Lease Revenue of $0.6 million, are assigned a lease expiration date of a year and a day beyond the period end date.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Quarter
As of June 30, 2021
(in thousands)

	Q3 2021 (1)		Q4 2021		Q1 2022		Q2 2022
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)

Atlanta	96	$2,881	78	$2,168	79	$2,413	152	$4,796
Boston	22	840	—	—	2	95	13	546
Dallas	76	2,544	67	2,418	26	1,053	79	3,037
Minneapolis	23	799	33	1,256	12	409	—	1
New York	16	798	—	8	2	94	2	83
Orlando	26	828	2	75	12	453	10	421
Washington, D.C.	25	1,318	3	166	5	199	16	892
Other	—	—	2	44	—	25	—	6
Total / Weighted Average (3)	284	$10,008	185	$6,135	138	$4,741	272	$9,782

(1)
Includes leases with an expiration date of June 30, 2021, comprised of approximately 36,000 square feet and expiring lease revenue of $1.1 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)	Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on the previous page as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Year
As of June 30, 2021
(in thousands)

	12/31/2021 (1)		12/31/2022		12/31/2023		12/31/2024		12/31/2025
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)
Atlanta	174	$5,049	346	$10,864	213	$7,175	276	$9,027	434	$13,065
Boston	22	839	120	5,770	119	4,782	39	2,709	202	7,086
Dallas	143	4,962	509	15,634	449	15,639	214	7,738	430	16,773
Minneapolis	56	2,055	57	2,056	698	19,933	531	19,204	260	10,133
New York	16	806	7	359	3	611	69	3,643	7	382
Orlando	28	903	72	2,537	100	3,253	379	8,488	244	7,343
Washington, D.C.	28	1,484	52	2,428	68	3,429	175	8,182	52	3,369
Other	2	44	2	38	4	137	13	407	41	1,096
Total / Weighted Average (3)	469	$16,142	1,165	$39,686	1,654	$54,959	1,696	$59,398	1,670	$59,247

(1)
Includes leases with an expiration date of June 30, 2021, comprised of approximately 36,000 square feet and expiring lease revenue of $1.1 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on page 26 as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Capital Expenditures
For the quarter ended June 30, 2021
Unaudited (in thousands)

	For the Three Months Ended
	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020
Non-incremental
Building / construction / development	$4,231	$12,921	$9,334	$6,665	$3,244
Tenant improvements	9,504	3,225	9,839	7,396	2,601
Leasing costs	3,127	1,201	447	1,550	1,844
Total non-incremental	16,862	17,347	19,620	15,611	7,689
Incremental
Building / construction / development	9,757	7,065	9,913	9,343	12,639
Tenant improvements	4,835	2,544	2,014	2,225	2,088
Leasing costs	2,484	618	444	1,330	1,467
Total incremental	17,076	10,227	12,371	12,898	16,194
Total capital expenditures	$33,938	$27,574	$31,991	$28,509	$23,883

NOTE:	The information presented on this page is for our consolidated assets.

Piedmont Office Realty Trust, Inc.
Contractual Tenant Improvements and Leasing Commissions

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021	For the Year Ended								2016 to 2021 (Weighted Average Total)
			2020		2019		2018		2017	2016
Renewal Leases
Square feet	510,800	1,034,791	841,020		2,032,452		735,969		1,198,603	880,289	6,723,124
Tenant improvements per square foot per year of lease term (1)	$1.18	$1.42	$3.15		$4.28		$4.15		$1.84	$1.35	$3.03
Leasing commissions per square foot per year of lease term	$1.59	$1.39	$1.75		$1.63		$1.69		$1.12	$1.05	$1.47
Total per square foot per year of lease term	$2.77	$2.81	$4.90		$5.91	(2)	$5.84	(3)	$2.96	$2.40	$4.50
New Leases
Square feet	153,670	307,755	262,228		697,880		864,113		855,069	1,065,630	4,052,675
Tenant improvements per square foot per year of lease term (1)	$3.87	$3.67	$6.22		$4.07		$4.58		$4.73	$5.01	$4.63
Leasing commissions per square foot per year of lease term	$2.53	$1.98	$2.13		$1.85		$1.73		$1.83	$1.86	$1.84
Total per square foot per year of lease term	$6.40	$5.65	$8.35	(4)	$5.92		$6.31	(3)	$6.56	$6.87	$6.47
Total
Square feet	664,470	1,342,546	1,103,248		2,730,332		1,600,082		2,053,672	1,945,919	10,775,799
Tenant improvements per square foot per year of lease term (1)	$2.23	$2.19	$4.30		$4.21		$4.46		$3.55	$3.70	$3.82
Leasing commissions per square foot per year of lease term	$1.96	$1.59	$1.89		$1.70		$1.72		$1.54	$1.57	$1.65
Total per square foot per year of lease term	$4.19	$3.78	$6.19	(4)	$5.91	(2)	$6.18	(3)	$5.09	$5.27	$5.47
Less Adjustment for Commitment Expirations (5)
Expired tenant improvements (not paid out) per square foot per year of lease term	-$0.40	-$0.21	-$0.40		-$0.05		-$0.54		-$0.44	-$0.16	-$0.26

Adjusted total per square foot per year of lease term	$3.79	$3.57	$5.79		$5.86		$5.64		$4.65	$5.11	$5.21

NOTE:	This information is presented for our consolidated office assets only and excludes activity associated with storage and license spaces.
(1)	For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.
(2)	During 2019, we completed three large lease renewals with significant capital commitments: VMware at 1155 Perimeter Center West in Atlanta, GA, Siemens at Crescent Ridge II in Minnetonka, MN, and the State of New York at 60 Broad Street in New York, NY. If the costs associated with those leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases and total leases completed during the twelve months ended December 31, 2019 would be $3.41 and $5.04, respectively.
(3)	During 2018, we completed two large leasing transactions in the Houston, TX market with large capital commitments: a 254,000 square foot lease renewal and expansion with Schlumberger Technology Corporation at 1430 Enclave Parkway and a 301,000 square foot, full-building lease with Transocean Offshore Deepwater Drilling at Enclave Place. If the costs associated with those leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for renewal leases, new leases and total leases completed during the twelve months ended December 31, 2018 would be $5.27, $6.02, and $5.70, respectively.
(4)	During 2020, we completed five new leasing transactions (amounting to 93,000 square feet in total) in the Washington, DC market with large capital commitments. If the costs associated with those leases were to be removed from the average committed capital cost calculation, the average committed capital cost per square foot per year of lease term for new leases and total leases completed during the twelve months ended December 31, 2020 would be $5.62 and $5.06, respectively.
(5)	The Company has historically reported the maximum amount of capital to which it committed in leasing transactions as of the signing of the leases with no subsequent updates for variations and/or changes in tenants' uses of tenant improvement allowances. Many times, tenants do not fully use the allowances provided in their leases or let portions of their tenant improvement allowances expire. In an effort to provide additional clarity on the actual costs of completed leasing transactions, tenant improvement allowances that expired or became no longer available to tenants are disclosed in this section and are deducted from the capital commitments per square foot of leased space in the periods in which they expired in an effort to provide a better estimation of leasing transaction costs over time.

Piedmont Office Realty Trust, Inc.
Geographic Diversification
As of June 30, 2021
($ and square footage in thousands)

Location	Number of Properties	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Leased Square Footage	Percent Leased (%)
Dallas	13	$103,813	20.2	3,551	21.6	3,005	84.6
Atlanta	9	92,181	17.9	3,393	20.6	2,875	84.7
Washington, D.C.	6	67,016	13.0	1,620	9.8	1,322	81.6
Minneapolis	6	65,811	12.8	2,104	12.8	1,942	92.3
Boston	10	59,986	11.6	1,885	11.5	1,717	91.1
Orlando	6	53,530	10.4	1,754	10.7	1,584	90.3
New York	1	48,693	9.5	1,029	6.3	946	91.9
Other	3	23,514	4.6	1,099	6.7	726	66.1
Total / Weighted Average	54	$514,544	100.0	16,435	100.0	14,117	85.9

Piedmont Office Realty Trust, Inc.
Geographic Diversification by Location Type
As of June 30, 2021
(square footage in thousands)

		CBD				URBAN INFILL / SUBURBAN				TOTAL
Location	State	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Dallas	TX	—	—	—	—	13	20.2	3,551	21.6	13	20.2	3,551	21.6
Atlanta	GA	—	—	—	—	9	17.9	3,393	20.6	9	17.9	3,393	20.6
Washington, D.C.	DC, VA	3	5.7	722	4.3	3	7.3	898	5.5	6	13.0	1,620	9.8
Minneapolis	MN	1	6.6	937	5.7	5	6.2	1,167	7.1	6	12.8	2,104	12.8
Boston	MA	—	—	—	—	10	11.6	1,885	11.5	10	11.6	1,885	11.5
Orlando	FL	4	8.6	1,445	8.8	2	1.8	309	1.9	6	10.4	1,754	10.7
New York	NY	1	9.5	1,029	6.3	—	—	—	—	1	9.5	1,029	6.3
Other		—	—	—	—	3	4.6	1,099	6.7	3	4.6	1,099	6.7
Total / Weighted Average		9	30.4	4,133	25.1	45	69.6	12,302	74.9	54	100.0	16,435	100.0

Piedmont Office Realty Trust, Inc.
Industry Diversification
As of June 30, 2021
($ and square footage in thousands)

				Percentage of
	Number of	Percentage of Total	Annualized Lease	Annualized Lease	Leased Square	Percentage of Leased
Industry	Tenants	Tenants (%)	Revenue	Revenue (%)	Footage	Square Footage (%)
Business Services	94	13.4	$81,366	15.8	2,293	16.2
Engineering, Accounting, Research, Management & Related Services	104	14.8	66,402	12.9	1,751	12.4
Governmental Entity	6	0.9	48,185	9.4	970	6.9
Depository Institutions	17	2.4	37,241	7.2	1,005	7.1
Legal Services	67	9.5	27,503	5.3	766	5.4
Real Estate	40	5.7	22,315	4.3	697	4.9
Miscellaneous Retail	9	1.3	21,987	4.3	590	4.2
Oil and Gas Extraction	5	0.7	18,851	3.7	562	4.0
Security & Commodity Brokers, Dealers, Exchanges & Services	50	7.1	17,576	3.4	484	3.4
Holding and Other Investment Offices	32	4.5	16,192	3.1	436	3.1
Health Services	23	3.3	14,594	2.8	386	2.7
Educational Services	6	0.9	13,667	2.7	257	1.8
Measuring, Analyzing, And Controlling Instruments; Medical and Other Goods	5	0.7	12,300	2.4	587	4.2
Communications	45	6.4	11,487	2.2	266	1.9
Insurance Agents, Brokers & Services	17	2.4	10,946	2.1	333	2.4
Other	184	26.0	93,932	18.4	2,734	19.4
Total	704	100.0	$514,544	100.0	14,117	100.0

Piedmont Office Realty Trust, Inc.
Property Investment Activity
As of June 30, 2021
($ and square footage in thousands)

Acquisitions Over Previous Eighteen Months

Property	Market / Submarket	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Percent Leased at Acquisition (%)
One Galleria Tower	Dallas / Lower North Tollway	2/12/2020	100	1982	$123,223	470	92
Two Galleria Tower	Dallas / Lower North Tollway	2/12/2020	100	1985	124,592	434	99
Three Galleria Tower	Dallas / Lower North Tollway	2/12/2020	100	1991	144,343	531	95
Galleria Dallas Land	Dallas / Lower North Tollway	2/12/2020	100	NA	4,000	NA	NA
222 South Orange Avenue	Orlando / CBD	10/29/2020	100	1959	20,000	127	—
Total / Weighted Average					$416,158	1,562	87

Dispositions Over Previous Eighteen Months

Property	Market / Submarket	Disposition Date	Percent Ownership (%)	Year Built	Sale Price	Rentable Square Footage	Percent Leased at Disposition (%)
1901 Market Street	Philadelphia / Market Street West	6/25/2020	100	1987	$360,000	801	100
New Jersey Portfolio (1)	New York / Route 78	10/28/2020	100	Various	130,000	739	75
Total / Weighted Average					$490,000	1,540	88

(1)	The New Jersey Portfolio was comprised of Piedmont's remaining three assets in New Jersey: 200 Bridgewater Crossing and 400 Bridgewater Crossing in Bridgewater, NJ; and 600 Corporate Drive in Lebanon, NJ.

Piedmont Office Realty Trust, Inc.
Other Investments
As of June 30, 2021
($ and square footage in thousands)

Developable Land Parcels

Property	Market / Submarket	Adjacent Piedmont Property	Acres	Real Estate Book Value
Gavitello	Atlanta / Buckhead	The Medici	2.0	$2,630
Glenridge Highlands Three	Atlanta / Central Perimeter	Glenridge Highlands One and Two	3.0	2,015
Galleria Atlanta	Atlanta / Northwest	Galleria 100, 200, 300, 400 and 600	11.7	21,959
State Highway 161	Dallas / Las Colinas	Las Colinas Corporate Center I and II, 161 Corporate Center	4.5	3,320
Royal Lane	Dallas / Las Colinas	6011, 6021 and 6031 Connection Drive	10.6	2,837
John Carpenter Freeway	Dallas / Las Colinas	750 West John Carpenter Freeway	3.5	1,000
Galleria Dallas	Dallas / Lower North Tollway	One Galleria Tower, Two Galleria Tower, Three Galleria Tower	1.9	4,006
TownPark	Orlando / Lake Mary	400 and 500 TownPark	18.9	7,726
Total			56.1	$45,493

Redevelopment

Property	Market / Submarket	Adjacent Piedmont Property	Construction Type	Percent Leased (%)	Square Feet	Current Asset Basis (Accrual)
222 South Orange Avenue (1)	Orlando / CBD	200 South Orange Avenue	Redevelopment	—	127	$21.2 million

Loan Investments

Loan Type	Collateral	Location of Collateral	Maturity Date	Book Value ($'s in thousands)	Interest Rate
Senior Loan (2)	200 and 400 Bridgewater Crossing	Bridgewater, NJ	10/31/2023	$102,800	6.0%
Mezzanine Loan (2)	Equity interests in 200 and 400 Bridgewater Crossing	Bridgewater, NJ	10/31/2023	$15,700	13.6%
Total / Weighted Average				$118,500	7.0%

(1)
The property was acquired on October 29, 2020. The redevelopment will include an enhanced window line, allowing more light and air into tenant spaces, along with renovations to the lobby, common areas and restrooms.

(2)	Piedmont provided seller financing with the sale of 200 and 400 Bridgewater Crossing in Bridgewater, NJ, on October 28, 2020.

Piedmont Office Realty Trust, Inc.
Supplemental Definitions

Included below are definitions of various terms used throughout this supplemental report, including definitions of certain non-GAAP financial measures and the reasons why the Company’s management believes these measures provide useful information to investors about the Company’s financial condition and results of operations. Reconciliations of any non-GAAP financial measures defined below are included beginning on page 38.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Annualized Lease Revenue ("ALR"): ALR is calculated by multiplying (i) rental payments (defined as base rent plus operating expense reimbursements, if payable by the tenant on a monthly basis under the terms of a lease that has been executed, but excluding a) rental abatements and b) rental payments related to executed but not commenced leases for space that was covered by an existing lease), by (ii) 12. In instances in which contractual rents or operating expense reimbursements are collected on an annual, semi-annual, or quarterly basis, such amounts are multiplied by a factor of 1, 2, or 4, respectively, to calculate the annualized figure. For leases that have been executed but not commenced relating to un-leased space, ALR is calculated by multiplying (i) the monthly base rental payment (excluding abatements) plus any operating expense reimbursements for the initial month of the lease term, by (ii) 12. Unless stated otherwise, this measure excludes revenues associated with development properties and properties taken out of service for redevelopment, if any.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

EBITDA: EBITDA is defined as net income before interest, taxes, depreciation and amortization.
EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investment in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, along with appropriate adjustments to those reconciling items for joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Gross Assets: Gross Assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.

Gross Real Estate Assets: Gross Real Estate Assets is defined as total real estate assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
Incremental Capital Expenditures: Incremental Capital Expenditures are defined as capital expenditures of a non-recurring nature that incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives ("Leasing Costs") incurred to lease space that was vacant at acquisition, Leasing Costs for spaces vacant for greater than one year, Leasing Costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building, renovations that change the underlying classification of a building, and deferred building maintenance capital identified at and completed shortly after acquisition are included in this measure.

Non-Incremental Capital Expenditures: Non-Incremental Capital Expenditures are defined as capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure, in addition to other capital expenditures that qualify as Incremental Capital Expenditures, as defined above.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.

Same Store Properties: Same Store Properties is defined as those properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store Properties excludes land assets.

Piedmont Office Realty Trust, Inc.
Research Coverage

Equity Research Coverage

Daniel Ismail	Anthony Paolone, CFA	David Rodgers, CFA	Michael Lewis, CFA
Green Street Advisors	JP Morgan	Robert W. Baird & Co.	Truist Securities
100 Bayview Circle, Suite 400	383 Madison Avenue	200 Public Square	711 Fifth Avenue, 4th Floor
Newport Beach, CA 92660	32nd Floor	Suite 1650	New York, NY 10022
Phone: (949) 640-8780	New York, NY 10179	Cleveland, OH 44139	Phone: (212) 319-5659
	Phone: (212) 622-6682	Phone: (216) 737-7341

Fixed Income Research Coverage

Mark S. Streeter, CFA
JP Morgan
383 Madison Avenue
3rd Floor
New York, NY 10179
Phone: (212) 834-5086

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations, and Adjusted Funds From Operations Reconciliations
Unaudited (in thousands)

	Three Months Ended					Six Months Ended
	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020	6/30/2021	6/30/2020

GAAP net income applicable to common stock	$9,947	$9,344	$22,609	$8,943	$192,427	$19,291	$201,136
Depreciation	29,725	27,812	26,942	27,960	26,873	57,537	54,424
Amortization	20,681	22,900	22,312	22,976	24,336	43,581	47,954
Loss / (gain) on sale of properties	—	—	(14,634)	340	(191,369)	—	(191,372)
NAREIT funds from operations applicable to common stock	60,353	60,056	57,229	60,219	52,267	120,409	112,142
Adjustments:
Loss / (gain) on extinguishment of debt	—	—	—	—	9,336	—	9,336
Core funds from operations applicable to common stock	60,353	60,056	57,229	60,219	61,603	120,409	121,478
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	573	654	653	931	672	1,227	1,249
Depreciation of non real estate assets	264	282	286	286	319	546	644
Straight-line effects of lease revenue	(2,402)	(4,103)	(2,223)	(6,315)	(7,278)	(6,505)	(14,063)
Stock-based compensation adjustments	2,404	1,111	2,733	1,336	645	3,515	2,945
Amortization of lease-related intangibles	(2,669)	(2,792)	(2,767)	(3,240)	(3,304)	(5,461)	(6,277)
Non-incremental capital expenditures	(16,862)	(17,347)	(19,620)	(15,611)	(7,689)	(34,209)	(42,451)
Adjusted funds from operations applicable to common stock	$41,661	$37,861	$36,291	$37,606	$44,968	$79,522	$63,525

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended					Six Months Ended
	6/30/2021	3/31/2021	12/31/2020	9/30/2020	6/30/2020	6/30/2021	6/30/2020

Net income attributable to Piedmont	$9,947	$9,344	$22,609	$8,943	$192,427	$19,291	$201,136
Net income / (loss) attributable to noncontrolling interest	(3)	(1)	(1)	(3)	(1)	(4)	1
Interest expense	12,345	12,580	13,048	12,725	13,953	24,925	29,217
Depreciation	29,989	28,094	27,228	28,247	27,192	58,083	55,068
Amortization	20,681	22,900	22,312	22,976	24,336	43,581	47,954
Depreciation and amortization attributable to noncontrolling interests	21	21	20	22	21	42	42
Loss / (gain) on sale of properties	—	—	(14,634)	340	(191,369)	—	(191,372)
EBITDAre	72,980	72,938	70,582	73,250	66,559	145,918	142,046
(Gain) / loss on extinguishment of debt	—	—	—	—	9,336	—	9,336
Core EBITDA	72,980	72,938	70,582	73,250	75,895	145,918	151,382
General & administrative expenses	8,211	7,251	7,415	5,469	5,937	15,462	14,580
Non-cash general reserve for uncollectible accounts	—	412	(278)	(33)	4,865	412	4,865
Management fee revenue	(247)	(390)	(397)	(422)	(282)	(637)	(677)
Other (income) / expense	(2,162)	(2,141)	(1,554)	(104)	(134)	(4,302)	(67)
Straight-line effects of lease revenue	(2,402)	(4,103)	(2,223)	(6,315)	(7,278)	(6,505)	(14,063)
Straight-line effects of lease revenue attributable to noncontrolling interests	—	1	(4)	(5)	(3)	1	(6)
Amortization of lease-related intangibles	(2,669)	(2,792)	(2,767)	(3,240)	(3,304)	(5,461)	(6,277)
Property net operating income (cash basis)	73,711	71,176	70,774	68,600	75,696	144,888	149,737
Deduct net operating (income) / loss from:
Acquisitions	(8,761)	(7,440)	(7,620)	(6,216)	(5,740)	(16,202)	(9,279)
Dispositions	(258)	413	(829)	(3,333)	(8,186)	155	(16,887)
Other investments	182	144	162	150	134	326	238
Same store net operating income (cash basis)	$64,874	$64,293	$62,487	$59,201	$61,904	$129,167	$123,809

Piedmont Office Realty Trust, Inc.
Property Detail - In-Service Portfolio (1)
As of June 30, 2021
(in thousands)

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)

Atlanta
Glenridge Highlands One	Atlanta	GA	100.0%	1998	288	92.4%	92.4%	91.3%
Glenridge Highlands Two	Atlanta	GA	100.0%	2000	424	97.9%	97.9%	97.9%
1155 Perimeter Center West	Atlanta	GA	100.0%	2000	377	79.0%	79.0%	79.0%
Galleria 100	Atlanta	GA	100.0%	1982	415	84.6%	84.6%	84.6%
Galleria 200	Atlanta	GA	100.0%	1984	432	77.8%	76.4%	75.9%
Galleria 300	Atlanta	GA	100.0%	1987	437	90.6%	90.6%	89.9%
Galleria 400	Atlanta	GA	100.0%	1999	430	91.2%	90.0%	89.1%
Galleria 600	Atlanta	GA	100.0%	2002	434	63.4%	63.4%	61.1%
The Medici	Atlanta	GA	100.0%	2008	156	93.6%	93.6%	93.6%
Metropolitan Area Subtotal / Weighted Average					3,393	84.7%	84.4%	83.8%
Boston
1414 Massachusetts Avenue	Cambridge	MA	100.0%	1873 / 1956	78	100.0%	100.0%	100.0%
One Brattle Square	Cambridge	MA	100.0%	1991	96	97.9%	97.9%	97.9%
One Wayside Road	Burlington	MA	100.0%	1997	201	100.0%	100.0%	100.0%
5 & 15 Wayside Road	Burlington	MA	100.0%	1999 & 2001	272	86.4%	86.4%	86.4%
5 Wall Street	Burlington	MA	100.0%	2008	182	100.0%	100.0%	100.0%
25 Burlington Mall Road	Burlington	MA	100.0%	1987	291	89.0%	70.8%	70.8%
225 Presidential Way	Woburn	MA	100.0%	2001	202	100.0%	100.0%	100.0%
235 Presidential Way	Woburn	MA	100.0%	2000	238	100.0%	100.0%	100.0%
80 Central Street	Boxborough	MA	100.0%	1988	150	35.3%	35.3%	35.3%
90 Central Street	Boxborough	MA	100.0%	2001	175	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					1,885	91.1%	88.3%	88.3%
Dallas
161 Corporate Center	Irving	TX	100.0%	1998	105	80.0%	80.0%	80.0%
750 West John Carpenter Freeway	Irving	TX	100.0%	1999	316	91.5%	91.5%	91.5%
6011 Connection Drive	Irving	TX	100.0%	1999	152	100.0%	100.0%	100.0%
6021 Connection Drive	Irving	TX	100.0%	2000	222	100.0%	100.0%	100.0%
6031 Connection Drive	Irving	TX	100.0%	1999	233	55.8%	55.8%	53.2%
6565 North MacArthur Boulevard	Irving	TX	100.0%	1998	260	74.6%	68.1%	67.3%
Las Colinas Corporate Center I	Irving	TX	100.0%	1998	161	38.5%	38.5%	38.5%
Las Colinas Corporate Center II	Irving	TX	100.0%	1998	225	84.4%	82.7%	79.6%
One Lincoln Park	Dallas	TX	100.0%	1999	262	80.5%	66.0%	66.0%
Park Place on Turtle Creek	Dallas	TX	100.0%	1986	178	86.5%	85.4%	85.4%
One Galleria Tower	Dallas	TX	100.0%	1982	470	89.1%	87.9%	87.4%
Two Galleria Tower	Dallas	TX	100.0%	1985	435	89.7%	89.7%	89.0%
Three Galleria Tower	Dallas	TX	100.0%	1991	532	95.5%	95.5%	95.5%
Metropolitan Area Subtotal / Weighted Average					3,551	84.6%	82.7%	82.2%

Property	City	State	Percent Ownership	Year Built / Major Refurbishment	Rentable Square Footage Owned	Leased Percentage	Commenced Leased Percentage	Economic Leased Percentage (2)
Minneapolis
US Bancorp Center	Minneapolis	MN	100.0%	2000	937	93.2%	93.1%	93.0%
Crescent Ridge II	Minnetonka	MN	100.0%	2000	301	80.4%	80.4%	72.1%
Norman Pointe I	Bloomington	MN	100.0%	2000	214	85.0%	85.0%	84.1%
9320 Excelsior Boulevard	Hopkins	MN	100.0%	2010	268	100.0%	100.0%	100.0%
One Meridian Crossings	Richfield	MN	100.0%	1997	195	100.0%	100.0%	100.0%
Two Meridian Crossings	Richfield	MN	100.0%	1998	189	96.3%	96.3%	96.3%
Metropolitan Area Subtotal / Weighted Average					2,104	92.3%	92.3%	90.9%
New York
60 Broad Street	New York	NY	100.0%	1962	1,029	91.9%	91.9%	79.1%
Metropolitan Area Subtotal / Weighted Average					1,029	91.9%	91.9%	79.1%
Orlando
400 TownPark	Lake Mary	FL	100.0%	2008	175	94.3%	94.3%	94.3%
500 TownPark	Lake Mary	FL	100.0%	2016	134	100.0%	100.0%	100.0%
200 South Orange Avenue	Orlando	FL	100.0%	1988	646	78.3%	77.4%	76.8%
501 West Church Street	Orlando	FL	100.0%	2003	182	100.0%	100.0%	100.0%
CNL Center I	Orlando	FL	99.0%	1999	347	98.3%	87.6%	83.6%
CNL Center II	Orlando	FL	99.0%	2006	270	94.8%	94.8%	94.8%
Metropolitan Area Subtotal / Weighted Average					1,754	90.3%	87.9%	86.8%
Washington, D.C.
400 Virginia Avenue	Washington	DC	100.0%	1985	226	82.7%	63.7%	51.3%
1201 Eye Street	Washington	DC	98.6% (3)	2001	271	57.9%	54.6%	54.2%
1225 Eye Street	Washington	DC	98.1% (3)	1986	225	85.3%	85.3%	83.6%
3100 Clarendon Boulevard	Arlington	VA	100.0%	1987 / 2015	261	79.3%	70.5%	68.6%
4250 North Fairfax Drive	Arlington	VA	100.0%	1998	308	93.8%	93.8%	90.9%
Arlington Gateway	Arlington	VA	100.0%	2005	329	88.1%	88.1%	87.8%
Metropolitan Area Subtotal / Weighted Average					1,620	81.6%	77.0%	74.0%
Other
1430 Enclave Parkway	Houston	TX	100.0%	1994	313	82.7%	82.7%	81.8%
Enclave Place	Houston	TX	100.0%	2015	301	100.0%	100.0%	100.0%
Two Pierce Place	Itasca	IL	100.0%	1991	485	34.2%	34.2%	31.1%
Subtotal/Weighted Average					1,099	66.1%	66.1%	64.4%

Grand Total					16,435	85.9%	84.4%	82.6%

(1)	This schedule includes information for Piedmont's in-service portfolio of properties only. Information on investments excluded from this schedule can be found on page 35.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements).
(3)	Although Piedmont owns 98.6% of 1201 Eye Street and 98.1% of 1225 Eye Street, it is entitled to 100% of the cash flows for each asset pursuant to the terms of each property ownership entity's joint venture agreement.

Piedmont Office Realty Trust, Inc.
Supplemental Operating & Financial Data
Risks, Uncertainties and Limitations

Certain statements contained in this supplemental package constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” "estimate," “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this supplemental package include: the estimated financial impacts associated with, and the general business and economic recovery from, the COVID-19 pandemic; estimated Core FFO and Core FFO per diluted share for calendar year 2021; expected future capital expenditures; and potential future acquisition, disposition and financing activity.
The following are some of the factors that could cause our actual results and expectations to differ materially from those described in our forward-looking statements: actual or threatened public health epidemics or outbreaks, such as the ongoing COVID-19 pandemic, and governmental and private measures taken to combat such health crises, which may affect our personnel, tenants, tenants' operations and ability to pay lease obligations, demand for office space, and the costs of operating our assets; the adequacy of our general reserve related to tenant lease-related assets established as a result of the COVID-19 pandemic, as well as the impact of any increase in this reserve or the establishment of any other reserve in the future; economic, regulatory, socio-economic changes, and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and specifically the seven markets in which we primarily operate where we have high concentrations of our annualized lease revenue; lease terminations, lease defaults, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which real estate investment trusts ("REITs") are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against any of our tenants; risks related to the occurrence of cyber incidents, or a deficiency in our cybersecurity, which could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships; costs of complying with governmental laws and regulations; uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost; additional risks and costs associated with directly managing properties occupied by government tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in interest rates and changes in the method pursuant to which the LIBOR rates are determined and the planned phasing out of USD LIBOR after June 2023; high interest rates which could affect our ability to finance or refinance properties; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; uncertainties associated with environmental and other regulatory matters; potential changes in the political environment and reduction in federal and/or state funding of our governmental tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect international trade, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by tenants in particular industries, such as oil and gas, hospitality, travel, co-working, etc., including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or otherwise adversely affect our stockholders; the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplemental report. We cannot guarantee the accuracy of any such forward-looking statements contained in this supplemental report, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.